Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-213186) and Form S-8 (No. 333-151633) of Ecoark Holdings, Inc. of our reports dated March 15, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ KBL, LLP

KBL, LLP

New York, NY

March 15, 2017